THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

American Petro-Hunter, Inc.

SECURED CONVERTIBLE PROMISSORY NOTE

September 15, 2009	$500,000

American Petro-Hunter, Inc., a Nevada corporation (the “Company”), for value received, promises to pay to the order of John E. Friesen (the “Holder”), the sum of $500,000, or the aggregate unpaid principal balance of all amounts outstanding hereunder, whichever is less (the "Principal"), plus simple interest thereon from the date first set forth above until paid at an annual interest rate equal to eighteen percent (18%) and in accordance with the provisions of Section 2 below.  Any remaining principal and interest hereof will be payable at the principal office of the Company or by mail to the registered address of the Holder on or before September 15, 2010 (the “Repayment Date”) except that no payment will be required to the extent that such principal and interest are or have been paid or converted pursuant to the terms hereof or under the Agreement.

This Note is issued by the Company in connection with that certain Note Purchase Agreement dated as of even date herewith (the “Agreement”).  This Note incorporates by reference all the terms of the Note Purchase Agreement.  The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.           Definitions.  As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

1.1           “Company” will mean American Petro-Hunter, Inc. and will include any corporation, partnership, limited liability company or other entity that will succeed to or assume the obligations of the Company under this Note.

1.2           “Holder” will mean any person who will at the time be the registered holder of this Note.

2.           Conversion and Payment of Interest

2.1           Any monthly royalty fee payable to the Company from any of the Company’s current or future working interests in its wells will be payable by mail to the registered address of the Holder in an amount up to the amount of accrued but unpaid interest.  Such payment shall continue until and including the Repayment Date. All accrued but unpaid interest and the unpaid principal balance shall be paid in full on the Repayment Date. Any payment shall be credited first to accrued but unpaid interest and the balance to principal, and interest shall cease to accrue on the amount of principal so paid. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

2.2           At any time prior to the Repayment Date, Holder at its option and upon prior written notice to the Company, may convert in whole or in part, the outstanding Principal and accrued but unpaid interest thereon (the “Debt”) into shares of common stock of the Company based on a per share conversion price of the lower of (i) $0.35, or (ii) a twenty five percent (25%) discount to the average closing trading price (as reported by Bloomberg) of a share of Company common stock during the five (5) trading days prior to the conversion date  (the “Conversion Price”); provided, however, the number of shares of Company common stock that may be acquired by Holder upon any conversion of the Debt shall be limited to the extent necessary to ensure that, following such exercise, the total number of shares of Company common stock then beneficially owned by Holder and his affiliates and any other persons whose beneficial ownership of Company common stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Company common stock (including for such purpose the shares of Company common stock issuable upon such conversion).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, Holder may waive such limitation on conversion contained in this Section 2.2 or increase or decrease such limitation percentage to any other percentage as specified in a written notice to the Company.

2.3           In the event of conversion, the Holder will surrender the original copy of this Note for conversion at the principal office of the Company at the time of such closing.  Holder agrees to execute all necessary documents in connection with the conversion of this Note, including a definitive stock purchase agreement.  If upon such conversion of this Note a fraction of a share would result, then the Company will round up to the nearest whole share.

2.4           All rights with respect to such portion of this Note converted pursuant to Section 2.2 shall terminate upon issuance of the corresponding shares of common stock to the Holder.  Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company for cancellation as to that portion of the Note that the Holder elects to convert under Section 2.2 as soon as possible following the conversion of this Note, and the Company shall execute and deliver a new Note upon the same terms and conditions set forth herein, dated the date hereof, evidencing the right of the Holder to the balance of the principal that was not converted (and accrued but unpaid interest thereon, as applicable).

3.           Issuance of Consideration on Conversion.  As soon as practicable after conversion of this Note pursuant to Section 2 and receipt of the original Note and related documents, but in not event later than five (5) business days, the Company at its expense will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of shares of securities to which the Holder will be entitled on such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel for the Company), together with any other securities and property, if any, to which the Holder is entitled on such conversion under the terms of this Note.

4.           Adjustment Provisions.  The number and character of shares of common stock issuable upon conversion of this Note and the Conversion Price therefor, are subject to adjustment upon occurrence of the following events:

4.1           Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc.  The Conversion Price of this Note and the number of shares of common stock issuable upon conversion of this Note shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, reclassification, recapitalization or other similar event affecting the number of outstanding shares of common stock.

4.2           Adjustment for Reorganization, Consolidation, Merger.  In the event (a) of any reorganization of the Company, (b) the Company consolidates with or merges into another entity, (c) the Company sells all or substantially all of its assets to another entity and then distributes the proceeds to its shareholders, or (d) the Company issues or otherwise sells securities representing more than 50% of the voting power of the Company in a single or series of related transactions immediately after giving effect to such transaction or series of related transaction (each of such events shall be referred to herein as a “Liquidation Event”), then, and in each such case, the Holder, upon the conversion of this Note at any time after the consummation of any Liquidation Event shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of this Note prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such Liquidation Event if the Holder had converted this Note immediately prior thereto, all subject to further adjustment as provided in this Note, and the successor or purchasing entity in a Liquidation Event (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such entity’s obligations under this Note.

4.3           No Change Necessary.  The form of this Note need not be changed because of any adjustment in the Conversion Price or in the number of shares of common stock issuable upon its conversion.

5.           Defaults.  Holder may declare the entire unpaid principal and accrued interest on this Note due and payable within five (5) business days, by a notice in writing sent by certified mail to the Company if the Company defaults in the payment of principal of the Note or accrued interest thereon when due and not cured by the Company within thirty (30) days.

6.           Prepayment.  At any time prior to the Repayment Date and upon seven (7) days prior written notice, the Company may prepay, in whole or in part, the Debt in full satisfaction and accord of the Company’s obligations under this Note.

7.           Secured Note.  The full amount of this Note is secured by the Collateral identified and described as security therefor in the Security Agreement attached as Exhibit B to the Agreement.

8.           Representations and Acknowledgments of the Holder.  The Holder hereby represents, warrants, acknowledges and agrees that:

8.1           Investment.  The Holder is acquiring this Note and the securities issuable upon conversion of this Note (together, the “Securities”) for the Holder’s own account, and not directly or indirectly for the account of any other person.  The Holder is acquiring the Securities for investment and not with a view to distribution or resale thereof except in compliance with Securities Act of 1933 (the “Act”) and any applicable state law regulating securities.

8.2           Access to Information.  The Holder has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of the Company.  The Holder has had access to such financial and other information as is necessary in order for the Holder to make a fully informed decision as to investment in the Company, and has had the opportunity to obtain any additional information necessary to verify any of such information to which the Holder has had access.

8.3           Pre-Existing Relationship.  The Holder further represents and warrants that the Holder has such business or financial expertise as to be able to protect the Holder’s own interests in connection with the purchase of the Securities.

8.4           Speculative Investment.  The Holder’s investment in the Company represented by the Securities is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part; the amount of such investment is within the Holder’s risk capital means and is not so great in relation to the Holder’s total financial resources as would jeopardize the personal financial needs of the Holder and the Holder’s family in the event such investment were lost in whole or in part.

8.5           Unregistered Securities.

(a)           The Holder must bear the economic risk of investment for an indefinite period of time because the Securities have not been registered under the Act and therefore cannot and will not be sold unless they are subsequently registered under the Act or an exemption from such registration is available.  The Company has made no representations, warranties or covenants whatsoever as to whether any exemption from the Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 under the Act will become available.

(b)           Transfer of the Securities has not been registered or qualified under any applicable state law regulating securities and therefore the Securities cannot and will not be sold unless they are subsequently registered or qualified under any such act or an exemption therefrom is available.  The Company has made no representations, warranties or covenants whatsoever as to whether any exemption from any such act will become available.

8.6           Accredited Investor.  The Holder presently qualifies as an “accredited investor” within the meaning of Regulation D of the rules and regulations promulgated under the Act.

9.           Miscellaneous.

9.1           Waiver and Amendment.  Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Holder.

9.2           Restrictions on Transfer.  This Note may only be transferred in compliance with applicable state and federal laws.  All rights and obligations of the Company and the Holder will be binding upon and benefit the successors, assigns, heirs, and administrators of the parties.

9.3           Company Representation.  The Company represents to the Holder that the Company is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing in the State of Nevada and has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted; all corporate action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, delivery, and performance of all obligations under this Note have been taken; this Note constitutes a legally binding and valid obligation of the Company enforceable in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other laws or court decisions relating to or affecting the rights of creditors generally, and such enforcement may be limited by equitable principles of general applicability.

9.4           No Assignment.  Holder may not transfer or assign all or any part of this Note except upon prior written notice to the Company and with the Company’s prior written consent, which consent shall not be unreasonably withheld; except that Holder may transfer this Note or part thereof either during his lifetime or on death by will or intestacy to his immediate family or to a trust, the beneficiaries of which are exclusively Holder and/or a member or members of his immediate family, or to a family-owned corporation.

9.5           Governing Law.  This Note will be governed by the laws of the State of Nevada applicable to contracts between Nevada residents wholly to be performed in Nevada.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

American Petro-Hunter, Inc. a Nevada corporation

By:	/s/ Robert McIntosh
Robert McIntosh
Chief Executive Officer

Agreed and Accepted by the Holder:

/s/ John E. Friesen
John E. Friesen